Exhibit 5.1

March 14, 2005

National Oilwell Varco, Inc.
10000 Richmond
Houston, Texas 77042

Re:	Registration of $16,000,000 deferred compensation obligations and 12,000 shares of Common Stock, par value $0.01 per share, pursuant to a Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to National Oilwell Varco, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2005 registering under the Securities Act of 1933, as amended, $16,000,000 of unsecured deferred compensation obligations of the Company (the “Obligations”) and the issuance of up to 12,000 shares of Common Stock, par value $0.01 per share (the “Shares”), under the Varco International, Inc. Deferred Compensation Plan (the “Plan”).

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, and the conformity to authentic original documents of all documents submitted as copies.

With respect to the opinion set forth in paragraph 1 below, we are opining herein as to the effect on the subject transaction only of the General Corporation Law of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction. Our opinion set forth in paragraph 1 below is based upon our consideration of only those statutes, regulations and reported decisional law, which in our experience are normally applicable to deferred compensation plans.

With respect to the opinion set forth in paragraph 2 below, we are opining herein as to the effect on the subject transaction only of the General Corporation Law of Delaware including statutory law and reported decisional law thereunder, and we express no opinion with respect

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas	First City Tower, 1001 Fannin Street, Suite 2300, Houston, Texas 77002-6760
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March 14, 2005 Page 2

to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies or instrumentalities within any state or jurisdiction.

Subject to the foregoing and in reliance thereon, we are of the opinion that, as of the date hereof:

1.	Upon the issuance of the Obligations in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, such Obligations will be legally valid and binding obligations of the Company.

2.	The Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and the applicable plan, will be validly issued, fully paid and nonassessable.

The opinion expressed in paragraph 1 above is further subject to the following limitations, qualifications and exceptions:

(a)	the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

(b)	the effect of general principles of equity including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law;

(c)	the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and

(d)	certain rights, remedies and waivers contained in the Plan may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the Plan invalid or unenforceable as a whole.

In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. We further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity under any trust agreement entered into or that may be entered into in connection with the Plan, and we express no opinion with respect to the applicability to, or the effect on, any such trust agreement of the Employee Retirement Income Security Act of 1974, as amended or any other laws.

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This opinion is rendered only to the Company and is solely for the benefit of the Company in connection with the transaction covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to or relied upon, by any other person, firm or corporation for any purpose, without our prior written consent.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.